Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 13, 2021, Baxter International Inc. (we, our, or us) announced that we completed the previously announced acquisition of Hill-Rom Holdings, Inc. (Hillrom). The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 gives affect to our results of operations as if the acquisition had occurred on January 1, 2021. A pro forma balance sheet as of December 31, 2021 is not presented as the acquisition of Hillrom is reflected in our historical consolidated balance sheet as of December 31, 2021.

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements to give effect to the following:
•the completion of the acquisition, with each Hillrom shareholder receiving $156.00 in cash for each Hillrom common share; and
•debt issuances of approximately $11.7 billion, net of financing costs, to (i) finance the acquisition consideration, (ii) pay certain transaction expenses in connection with the acquisition and (iii) repayment of substantially all of Hillrom’s pre-acquisition debt.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 is presented as if the acquisition and related debt financing transactions had occurred on January 1, 2021. The unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what our results of operations or financial position would have been if the acquisition had occurred on the date indicated and is not intended to project our results of operations or financial position for any future period.

The acquisition has been accounted for in the unaudited pro forma condensed combined financial information using the acquisition method of accounting with Baxter as the acquirer. Under the acquisition method, the total acquisition price has been preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Acquired goodwill represents the premium that we paid over the acquisition-date fair values of the tangible and intangible assets acquired and the liabilities assumed. Certain current market-based assumptions were used in the preliminary allocation of the acquisition price, which may be updated as additional information becomes available during the one-year measurement period following the closing of the acquisition. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue or other synergies that may result from the acquisition.

The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. Those unaudited pro forma adjustments are based on preliminary estimates, available information, and certain assumptions that we believe are reasonable. However, the preliminary estimates and assumptions may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with (a) our audited consolidated financial statements for the year ended December 31, 2021 (included in our Form 10-K for the year ended December 31, 2021 (2021 Annual Report)), (b) the audited consolidated financial statements of Hillrom for the year ended September 30, 2021(included in our Current Report on Form 8-K dated December 9, 2021), and (c) the unaudited condensed consolidated financial statements of Hillrom for the three months ended December 31, 2020 (included in Hillrom’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020).

Baxter International Inc. Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2021

				Transaction Adjustments
(in millions, except per share data)	Historical Baxter[1]	Historical Hillrom [2]	Reclassifications	Debt Financing	Hillrom Acquisition	Note References	Pro Forma Combined
Net sales	$12,784	$2,790	$—	$—	$—		$15,574
Cost of sales	7,679	1,325	(26)	—	295	4a, 4d, 5a, 5b, 5c	9,273
Gross margin	5,105		26	—	(295)		6,301
Selling, general and administrative expenses	2,867	1,026	153	—	218	4a, 4b, 4d, 5a, 5c	4,264
Research and development expenses	534	140	—	—	—		674
Acquisition-related intangible asset amortization	—	105	(105)	—	—	4a	—
Special charges	—	22	(22)	—	—	4b	—
Other operating income, net	(6)	—	—	—	—		(6)
Operating income	1,710	172	—	—	(513)		1,369
Interest expense, net	192	67	—	182	—	5d	441
Loss on extinguishment of debt	—	10	(10)	—	—	4c	—
Other expense, net	41	38	10	—	—	4c	89
Income before income taxes	1,477	57	—	(182)	(513)		839
Income tax expense (benefit)	182	6	—	(45)	(128)	5e	15
Net income	1,295	51	—	(137)	(385)		824
Less: Net income attributable to noncontrolling interests	11	—	—	—	—		11
Net income attributable to Baxter stockholders	$1,284	$51	$—	$(137)	$(385)		$813
Net income per common share
Basic	$2.56						$1.62
Diluted	$2.53						$1.60
Weighted-average number of common shares outstanding
Basic	502						502
Diluted	508						508
1 For the year ended December 31, 2021 includes the results of operations of Hillrom for the 19 day period from December 13, 2021 through December 31, 2021
2 Represents its results of operations from January 1, 2021 through December 12, 2021, the period prior to the acquisition

Note 1 - Description of the Transaction

On September 2, 2021, we announced that we had entered into a definitive agreement to acquire all of the outstanding equity interests of Hillrom for total cash consideration of approximately $10.5 billion. Including the assumption of Hillrom's outstanding debt obligations, the enterprise value of the transaction is approximately $12.8 billion. Under the terms of the transaction agreement, we paid $156.00 in cash for each Hillrom common share. The transaction closed on December 13, 2021. Upon completion of the acquisition, Hillrom became a wholly owned subsidiary of us.

We funded the acquisition and the repayment of substantially all of Hillrom’s pre-acquisition debt with $4.0 billion of borrowings under a term loan facility, $7.7 billion of net proceeds from the sale of debt securities, and the remainder with cash on hand.

On September 30, 2021, we entered into a term loan credit agreement (the Term Loan Credit Agreement), pursuant to which a syndicate of financial institutions committed to provide us with a senior unsecured term loan facility in an aggregate principal amount of $4.0 billion (the Term Loan Facility), consisting of a $2.0 billion three-year term loan and a $2.0 billion five-year term loan. Loans under the Term Loan Facility were drawn at closing of the Hillrom acquisition to fund the consideration for the Hillrom acquisition, repay certain indebtedness of Hillrom, and pay fees and expenses related to the foregoing. Refer to Notes 2 and 5 in our 2021 Annual Report for further information on the Term Loan Credit Agreement.

On December 1, 2021, we entered into an Indenture (the “Base Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated December 1, 2021 (the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), between us and the Trustee, relating to the issuance by us of Fixed and Floating Rate Notes (the “Notes”). The net proceeds from the Notes were approximately $7.7 billion after deducting initial purchasers’ discounts and offering expenses. Refer to Notes 2 and 5 in our 2021 Annual Report for further information on the Notes issued.

On September 1, 2021, we entered into a bridge facility commitment letter with JPMorgan Chase Bank, N.A. (JP Morgan) and Citigroup Global Markets Inc. (Citi) pursuant to which JP Morgan and Citi committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $11.4 billion (the Bridge Facility) for the purpose of funding the consideration for the Hillrom acquisition, repaying certain indebtedness of Hillrom, and paying fees and expenses related to the foregoing. The Bridge Facility included upfront fees of $40 million. Following the entry into the term loan credit agreement and the issuance of the notes, the commitments under the bridge credit agreement were reduced accordingly. As a result, the Bridge Facility was terminated in accordance with the terms of the commitment letter.
Note 2 - Basis of Presentation

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2021 gives effect to the Hillrom acquisition as if it occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information of the combined company is prepared in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP) and Article 11 of Regulation S-X. Our and Hillrom’s historical financial statements were prepared in accordance with U.S. GAAP.

Hillrom’s historical condensed statement of income information represents its results of operations from January 1, 2021 through December 12, 2021, the period prior to the acquisition. This was derived from

Hillrom’s statement of consolidated income for its fiscal year ended September 30, 2021, less its statement of consolidated income for the three months ended December 31, 2020, plus its statement of consolidated income information from October 1, 2021 through December 12, 2021.

Our historical condensed consolidated statement of income for the year ended December 31, 2021 includes the results of operations of Hillrom for the 19 day period from December 13, 2021 through December 31, 2021.
Note 3 - Accounting Policies

Baxter’s management conducted a review of Hillrom’s accounting policies in order to determine if any differences require adjustment or reclassification of Hillrom’s results of operations to conform to Baxter’s accounting policies and classifications. See Note 4 for additional information.
Note 4 - Reclassification of Hillrom historical financial information

Certain reclassifications have been made to Hillrom’s historical financial statements to conform to our presentation, as follows.
a. For the year ended December 31, 2021, reclassified $50 million and $55 million of Acquisition-related intangible asset amortization to Cost of sales and Selling, general and administrative expenses, respectively. Gross margin is not presented for historical Hillrom as acquisition-related intangible asset amortization is presented on a separate financial statement line item and is not allocated to cost of sales.
b. For the year ended December 31, 2021, reclassified $22 million of Special charges to Selling, general and administrative expenses.
c. For the year ended December 31, 2021, reclassified a $10 million Loss on extinguishment of debt to Other expense, net.
d. For the year ended December 31, 2021, reclassified $76 million of shipping costs included in Cost of sales to Selling, general and administrative expenses.
Note 5 - Unaudited Pro Forma Condensed Combined Statements of Earnings Adjustments

(a) To record estimated pro forma amortization expense on definite-lived intangible assets. Pro forma amortization has been estimated on a preliminary basis using the straight-line method over their estimated useful lives and is as follows:

(in millions)	For the year ended December 31, 2021
Annual amortization of acquired intangible assets	$477
Less: Hillrom’s preacquisition amortization of its intangible assets from January 1, 2021 through December 12, 2021	105
Less: Baxter’s amortization of Hillrom acquired intangible assets from December 13, 2021 through December 31, 2021	31
Pro forma adjustments	$341

The weighted-average estimated useful life for acquired definite-lived intangible assets is 13 years. A five percent (5%) increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease amortization by approximately $23 million for the year ended December 31, 2021. The incremental amortization expense was allocated to the unaudited pro forma condensed combined statements of income as follows:

(in millions)	For the year ended December 31, 2021
Cost of sales	$125
Selling, general and administrative expenses	216
Pro forma adjustments	$341

(b) Represents the estimated increase to cost of sales of $201 million from inventory step-ups offset by $42 million recognized in historical Baxter. We will recognize the increased value of inventory in cost of sales as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is expected to occur within the first year after acquisition. We do not expect the inventory step-up to affect our income statement beyond 12 months after the acquisition date.

(c) Represents incremental annual depreciation expense of $14 million for the year ended December 31, 2021, related to the fair value step-up on acquired property, plant and equipment, offset by $1 million recognized in Baxter’s financial statements for the period from December 13, 2021 through December 31, 2021 The incremental annual depreciation expense was allocated to the unaudited pro forma condensed combined statements of income as follows:

(in millions)	For the year ended December 31, 2021
Cost of sales	$11
Selling, general and administrative expenses	2
Pro forma adjustments	$13

(d) Represents additional interest expense resulting from the incremental debt issuances as follows:

(in millions)	For the year ended December 31, 2021
Estimated interest expense on new debt issuances	$260
Less: Hillrom’s preacquisition interest expense from January 1, 2021 through December 12, 2021	67
Less: Baxter’s interest expense from December 13, 2021 through December 31, 2021	11
Pro forma adjustments	$182

For pro forma purposes, interest expense is calculated based on contractual terms of the Notes, which include fixed and variable interest rates, and the Term Loan Facility, which assumes LIBOR plus an applicable margin, resulting in a total weighted-average interest rate of 2.2%. A 1/8% change in the variable interest rate would result in a change in total interest expense of $14 million for the year ended December 31, 2021.

(e) Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment occurred. In situations in which jurisdictional detail was not available, a weighted-average statutory rate of 25 percent was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.